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                                                                  Exhibit 4.(a)


              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Prospectus, and to the use of our report dated January 30, 1998 accompanying the financial statements of The Penn Mutual Life Insurance Company for the year ended December 31, 1997, and to the use of our report dated March 30, 1998 accompanying the financial statements of Penn Mutual Variable Life Account I - Cornerstone VUL II/Variable Estate Max for the year ended December 31, 1997 in the Post-Effective Amendment Number 4 to Registration Statement Number 33-87276 on Form S-6 and the related Prospectus of Penn Mutual Variable Life Account I - Variable Estate Max.


                                                         /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 20, 1998